Exhibit 1A-6H

Legal Services Agreement (2020-2021)

To support the awesome, radical, wonderful work of East Bay Permanent Real Estate Cooperative (EB PREC) and in recognition that EB PREC’s work advances the Sustainable Economies Law Center’s charitable and educational purposes, the Law Center is agreeing to provide pro bono legal services to EB PREC until the end of 2021. When signed by each of us, this will become our agreement for legal services.

Services:

The Law Center commits to providing the following legal services to EB PREC until the end of 2021:

●	Acquisitions: Legal support, representation, and document drafting for up to 5 real estate acquisitions, with an additional goal of creating reusable templates;

●	Financing: Assistance with securities law compliance for public offerings;

●	Other advice and services, if we have competence and capacity:
○	Employment law: We welcome inquiries from EB PREC with regard to employment law, with the caveat that we hold some expertise in employment laws, but not in all facets of this legal area. We may not be able to support you on employment questions and issues, and will suggest in those cases that you seek outside legal support.

○	Tax: We are somewhat knowledgeable about tax law and may be able to advise you on it if we feel competent on a specific question, but some questions may require that you hire another lawyer or a CPA to advise you.

Limitations:

●	Specialized real estate questions: Some issues may come up in connection to your real estate acquisitions that may require outside assistance, such as with CEQA compliance or boundary disputes. The Law Center will let EBPREC know if or when we do not feel competent to advise on something and will advise you to see other legal support.

●	Advice on transactions with the Law Center or Collective Action and Land Liberation Institute (CALLI): We cannot advise you on any of your agreements or transactions with the Law Center or CALLI, since they are us!

●	No litigation: We aren’t litigators. If anything you are involved in requires litigation, you will need to work with other lawyers.

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●	Our capacity: The above legal services are somewhat contingent on the Law Center continuing to be adequately staffed and funded, and we have a good faith belief that we will. In the event that we foresee a shortfall in our capacity, we will let EB PREC know as soon as possible and work in earnest to connect EB PREC with other legal support.

Acknowledgement and waiver regarding conflicts of interest:

EB PREC acknowledges that it is not possible for the Law Center to provide completely independent and unbiased legal advice in EB PREC’s best interest, given our many unique relationships with EB PREC. Any of the following situations, because they implicate the interest of the Law Center or some of its staff, could lead the Law Center to provide legal advice that is not completely in the best interest of EB PREC:

●	Partners: Law Center as a partner and collaborator with many of the people and organizations EB PREC works and transacts with, which could shade our approach to advising on any transaction with those organizations and people.
●	Collaborations: Law Center as a frequent collaborator with EB PREC on events, education, and advocacy, which could lead to situations where we are not completely in agreement about the direction of work.
●	Noni’s employer: The Law Center serving as Noni’s employer for the purpose of her work for EB PREC, which has some employment law implications for the Law Center that could impact how we advise EB PREC, and also means that we cannot advise EB PREC on any transactions with Noni.
●	Fiscal sponsorship: Law Center as a fiscal sponsor and administrator of funding to EB PREC, which requires that we also consider impact on the Law Center’s accounting, reporting, funding relationships, and capacity needs (leading to, for example, sometimes charging an administrative fee on funding that we administer for EB PREC). The Law Center is also a fiscal sponsor of CALLI, which is sometimes referred to as a nonprofit “arm” of EB PREC. However, since CALLI exists completely under the umbrella of the Law Center, this may influence how we advise EB PREC when there are projects that implicate CALLI.
●	Incubation and TA: The Law Center helping incubate and provide non-legal technical assistance to EB PREC means our non-legal work could shade how we do our legal work.
●	Personal relationships: Law Center staff having been closely involved in EB PREC development since 2016, leading to many personal relationships, which means that Law Center staff may have feelings about any of your transactions with involved individuals.
●	Overlapping staff/board: Other Law Center staff (Greg and Tia) serving as either staff or on the Board of EB PREC, meaning that we may be biased in favor of Greg or Tia when it comes to EB PREC’s transactions with them.
●	Tia as Resident Owner: Tia being a Resident Owner of EB PREC, meaning that we could have some bias in favor of Tia in sorting out any arrangements with Coop 789 residents,
●	Greg as project leader: Greg spearheading a Project Group with EB PREC, which could give us bias in favor of supporting Greg’s project.

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●	Staff as EB PREC Owners: Law Center staff being Investor Owners or Community Owners of EB PREC, which may bias us toward transactions that are beneficial to such Owners,
●	Collaborative funding: The Law Center and EB PREC’s joint pursuit of grant funding, meaning that the Law Center may sometimes encourage EB PREC to engage in activities that attract funding instead of focusing entirely on EB PREC’s legal best interests.
●	Political views: The Law Center having a particular ideological stance with regard to real estate speculation and prices, meaning that we may encourage EB PREC to limit even its own capacity to profit from property.

To stay mindful of the complex relationships above, the Law Center agrees to remain in constant dialog with EB PREC about the potential for bias, undue influence, or other problems that could arise from the above conflicts of interest.

EB PREC acknowledges that there are many potential problems that could arise from these conflicts (many of which we haven’t even thought of yet) and nevertheless agrees to legal representation by the Law Center.

Ending our work together: EB PREC may terminate this agreement at any time. The Law Center may do so for good cause, including that we do not receive funding to do this work.

The above is agreed to on behalf of EB PREC by:

/s/ Noni Session	Date:	7/14/2020
Noni Session, Staff Trustee

/s/ Ojan Mobedshahi	Date:	7/14/2020
Ojan Mobedshahi, Staff Trustee

/s/ Shira Shaham	Date:	7/3/2020
Shira Shaham, Staff Trustee

/s/ Gregory Jackson	Date:	7/17/2020
Gregory Jackson, Governance Director (President)

The above is agreed to on behalf of the Law Center by:

/s/ Janelle Orsi	Date:	7/17/2020
Janelle Orsi, Executive Director

/s/ Chris Tittle	Date:	July 1, 2020
Chris Tittle, Staff Attorney

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